Exhibit 5.1

Pacific Internet Limited

89 Science Park Drive, #01-07

The Rutherford, Singapore Science Park

Singapore 118261

Singapore, 13 July 2006

Ladies and Gentlemen:

PACIFIC INTERNET LIMITED—REGISTRATION STATEMENT ON FORM F-3

1.	We have been requested by Pacific Internet Limited (the “Company”) to issue an opinion in connection with the Registration Statement on Form F-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the U.S. Securities Act of 1933, as amended, of an aggregate of 3,879,373 ordinary shares of the Company (the “Shares”) currently owned by Vantage Corporation Limited of 80 Raffles Place, #29-20 UOB Plaza 2, Singapore 048624 (the “Selling Shareholder”).

2.	The Shares were transferred to the Selling Shareholder as follows:-

2.1	3,829,373 ordinary shares of the Company from Kingsville Capital Ltd between 31 January 2006 and 28 February 2006, (the “Original Shares”), which was preceded by a transfer of the Original Shares from Sembawang Ventures Pte. Ltd. to Kingsville Capital Ltd between 30 June 2005 and 29 July 2005; and

2.2	50,000 ordinary shares of the Company were bought on the open market (the “Open Market Shares”) by Vantage Capital Pte. Ltd. (now known as Vantage Gaming Solutions Pte. Ltd.) in February/March 2006 and thereafter transferred to the Selling Shareholder (Vantage Capital Pte. Ltd.’s holding company).

3.	For the purposes of rendering our opinion, we have been provided with and have only examined a copy of each of the following documents (the “Documents”):-

3.1	a draft of the Registration Statement (as at 23 May 2006);

3.2	the Applications For and Allotments of Shares folio as contained in the Company’s Register (the “Register of Allotments”) (as at 26 June 2006);

3.3	Minute of Annual General Meeting of the Company held on 28 June 1996 granting directors authority to issue shares of the Company;

3.4	Directors resolution dated 30 December 1996 alloting 15,000,000 ordinary shares of S$1.00 each in the Company’s capital to Sembawang Ventures Pte Ltd;

3.5	Form 24 dated 27 January 1997, filed with the Registrar of Companies for notification of the allotment of 15,000,000 ordinary shares of S$1.00 each fully paid in the capital of the Company to Sembawang Ventures Pte. Ltd.;

3.6	Minute of Extraordinary General Meeting (“EGM”) held on 19 November 1998 approving:-

3.6.1	the adoption of a new 1998 Employees’ Share Option Plan (“1998 ESOP”) on substantially the terms and conditions as set out in the attachment to the Minutes;

3.6.2	the consolidation of shares such that every 2 ordinary shares of S$1.00 each in the authorised and issued share capital of the Company be consolidated into 1 ordinary share of S$2.00 in the authorised or issued share capital of the Company respectively; and

3.6.3	the increase of the authorised capital of the Company from S$20,000,000 to S$50,000,000 divided into 25,000,000 ordinary shares of S$2.00 each;

3.7	Minute of EGM held on 19 November 1998 authorising the allotment and issue of up to 3,000,000 new ordinary shares of S$2.00 each in the capital of the Company in connection with the listing of the Company on the NASDAQ National Market (“NASDAQ”);

3.8	Directors’ Resolution dated 19 November 1998 approving, inter alia,:-

3.8.1	an application to be made to NASDAQ Market for the listing of the Company’s ordinary shares on NASDAQ; and

3.8.2	the appointment and authorisation of the Underwriting Committee;

3.9	Minute of EGM held on 11 December 1998, authorising, in addition to the authority granted at the EGM held on 19 November 1998, the directors to allot and issue any number of unissued new ordinary shares of S$2.00 each in the capital of the Company;

3.10	Directors Resolution dated 4 January 1999 authorising the allotment and issue of such number of new ordinary shares of S$2.00 each in the capital of the Company as the Underwriting Committee may resolve, subject to a maximum of 4,000,000 shares, to CEDE & Co. as nominee for the Depositary Trust Company;

3.11	Resolution of the Underwriting Committee dated 5 February 1999 confirming the allotment and issue of 2,100,000 ordinary shares of S$2.00 each by the Company, and confirming that the number of over-allotment shares to be allotted and issued by the Company is 187,500 shares;

3.12	Form 24 dated 5 March 1999 notifying the Registrar of Companies of the allotment of 2,287,500 ordinary shares of S$2.00 each fully paid to Cede & Co. on 10 February 1999;

3.13	Directors Resolution dated 5 February 1999 alloting 143,566 ordinary shares of S$2.00 each in the capital of the Company to Sembawang Ventures Pte Ltd for and in consideration of the Company’s acquisition of shares in Hongkong Supernet Ltd from Sembawang Ventures Pte Ltd;

3.14	Directors’ Resolution in Writing dated 13 May 1999 for the allotment and issue of such number of ordinary shares in the capital of the Company (up to 300,000 shares) as may be resolved by the Underwriting Committee, to Cede & Co. as nominee for the Depository Trust Company, in connection with a public offering of ordinary shares in the Company;

3.15	Written Resolution of the Underwriting Committee dated 21 May 1999 authorising the allotment and issue of 212,500 ordinary shares;

3.16	Minute of Annual General Meeting (“AGM”) held on 25 June 1999 authorising Directors to allot and issue shares in the Company on such terms and conditions as they think fit, such authority to continue in force until the date the next AGM is held or is required by law to be held, whichever is the earlier.

3.17	Directors’ Resolution in Writing dated 10 November 1999 approving and adopting the 1999 Share Option Plan (“1999 Plan”) and authorising the Administrative Committee to administer the grant of options under the 1999 Plan;

3.18	Minutes of AGMs held on 2 June 2000, 28 May 2001, 29 May 2002, 30 May 2003, 1 June 2004 and 3 June 2005, authorising the Directors to allot and issue ordinary shares in the Company to holders of options granted by the Company under the 1998 ESOP and the 1999 Plan established by the Company, in accordance with the terms and conditions of the respective plans.

3.19	Directors Resolution in Writing dated 5 June 2000, 30 May 2001, 21 January 2003, 24 August 2004 and 21 March 2006 resolving that for the purposes of the allotment of and issuance of share certificates pursuant to the valid exercise of options granted under the 1998 ESOP and/or the 1999 Plan, the approval of the Directors be signified by the signature of various officers and/or employees of the Company;

3.20	Resolution in Writing of the Administrative Committee dated 10 November 1999, 25 April 2000 and 10 April 2001, Resolutions in Writing of the Executive Committee of the Board dated 28 May 2002 and Resolutions in Writing of the Compensation & Administrative Committee dated 29 May 2003, 18 August 2003, 19 February 2004 and 25 March 2004 granting options pursuant to the 1999 Plan to the various persons who are named either in the respective Resolutions or in Exhibits (Exhibits were not attached to the Resolutions, however relevant working sheets which the Company instructed would have been attached to the Resolutions were examined but copies of such working sheets were not taken);

3.21	Directors’ Resolutions in Writing dated 10 November 1999, 10 January 2001and 25 March 2004, 21 March 2006 authorising grant of options under the 1999 Plan to the various directors of the Company;

3.22	Resolutions in Writing of the Administrative Committee dated 4 February 2000 and 20 June 2001 authorising grant of options under the 1998 ESOP to various then-current or outgoing directors of the Company

3.23	Approval of the Compensation and Administrative Committee dated 27 December 2004 to the substitution of the Pacfusion 2000 Equity Incentive Plan (“Pacfusion Plan”), as per the proposed liquidation of Pacfusion Pte Ltd, with 1999 Plan options granted pursuant to the 1999 Plan at a ratio of 1 1999 Plan option for every 100 Pacfusion Plan options;

3.24	Notifications of allotment filed by the Company with the Registrar of Companies or the Accounting and Corporate Regulatory Authority in respect of allotments granted pursuant to the 1998 ESOP and/or the 1999 Plan between 30 March 2000 and 3 July 2006; and

3.25	Copies of List of Members of the Company maintained by The Bank of New York (as transfer agent), as at 30 June 2005, 29 July 2005, 2 February 2006, 27 April 2006 and 8 May 2006.

4.	On the basis of, and subject to, the assumptions and qualifications set out in this letter (including in Schedule 1 to this opinion) we are of the opinion that the Original Shares and the Open Market Shares:-

4.1.1	were, on allotment and issuance, duly authorised;

4.1.2	have been legally and validly issued; and

4.1.3	are fully paid and non-assessable (meaning that the holders of such shares will not be liable to pay any further amounts to the Company in respect of the shares).

5.	Our opinion herein is limited to matters of the laws of Singapore of general application as currently applied by the Singapore Courts and we express no opinion with respect to the laws of any other jurisdiction. We also express no opinion as to matters of fact.

6.	We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing relating to this opinion as an exhibit to the Registration Statement. This opinion is addressed to the Company solely for the purpose of annexing this opinion as an exhibit to the Registration Statement and (i) we are not undertaking or assuming any duty or obligations to persons who may be given a copy of or rely on the Registration Statement, (ii) this opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters in connection with the Registration Statement and (iii) this opinion shall not be quoted or referred to in any other document (public or otherwise) without our prior written consent.

Yours faithfully

per pro. TSMP LAW CORPORATION

/s/    Jennifer Chia, Director

SCHEDULE 1—ASSUMPTIONS AND QUALIFICATIONS

A.	In considering the documents noted above, we have assumed:-

A.1	the legality, validity and enforceability of the Documents, and the binding nature of the obligations of all parties thereto, under all applicable laws other than the laws of Singapore;

A.2	the genuineness of all signatures on the documents submitted to us, the conformity with the relevant originals of all documents submitted to us as copies thereof and the authenticity and completeness of the documents from which such copies were taken and the correctness of all facts and information stated or given in all of such documents;

A.3	that all consents, approvals, authorisations, orders, declaration, filing, recording or registration required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of each of the Documents have been or will be duly obtained or fulfilled and will remain in full force and effect and that any conditions to which they are subject have been or will be satisfied;

A.4	that there are no provisions of the laws of any jurisdiction (other than Singapore) which would be contravened by the execution, delivery or issuance of any of the Documents and that, in so far as any obligation expressed to be incurred or performed under the Documents falls to be performed in or is otherwise subject to the laws of any jurisdiction other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction; and

A.5	in relation to Shares issued in connection with the Company’s employee stock option plans, we have assumed that the number of options set out in the working sheets provided to us by the Company but which were not attached to the Resolutions in the Company’s Minute Book were the options approved in the Resolutions referred to in paragraph 3.20 of the opinion and that the option grant and exercise procedures (which are administrative in nature) were carried out in accordance with the terms of the relevant plans.

B.	Our opinion is subject to the following qualifications:-

B.1	In relation to the Open Market Shares, we have checked as at 21 March 2006 all the allotments registered in the Company’s Register of Allotments and have sighted the resolutions and the forms filed with the Singapore Registrar of Companies or the Accounting and Corporate Regulatory Authority relating to the issuance of ordinary shares in the Company in connection with such allotments (such documents are described in paragraph 3.15 to 3.24 in the opinion above). As the Open Market Shares were purchased on the open market, we have assumed that they form part of such allotments.